Exhibit 10.1

July 13, 2017

Charles W. Scharf

Dear Charlie:

We are pleased to offer you employment with The Bank of New York Mellon (the “Bank”), a wholly owned subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon” or the “Company”). You will be appointed by the Board of Directors of the Company (the “Board”) as Chief Executive Officer (“CEO”) of the Bank and the Company, as of July 17, 2017 (the “Effective Date”), provided you commence active employment with the Bank on the Effective Date, and you will serve as CEO of the Bank and the Company while employed by the Bank. As CEO, you will have the full range of duties, responsibilities and authority associated and commensurate with that position and you will report directly to the Board. You will perform your duties at the Company’s headquarters in New York City with such business travel as is reasonably required to perform your duties. As of the Effective Date, you will also be appointed as a member of the Board and as Chair of the Company’s Executive Committee (the “Executive Committee”). Consistent with the planned transition schedule of the Company’s current Chairman and CEO, you will also be appointed as Chairman of the Board as of January 1, 2018.

The details of your offer are below.

Compensation

Base Salary

You will receive a Base Salary at an annual rate equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (as may be amended from time to time, the “Base Salary”), less applicable tax and payroll deductions. Your Base Salary shall be reviewed annually by the Human Resources and Compensation Committee of the Board (the “HRCC”).

Initial Performance-Based Award

Upon the Effective Date, you will receive an award of the Company’s Performance Share Units (“PSUs”) equaling Eleven Million Four Hundred Thirty Seven Thousand Five Hundred Dollars ($11,437,500) in value (the “Initial PSU Award”). The Initial PSU Award includes PSUs equal in value to Three Million Eight Hundred Twelve Thousand Five Hundred Dollars ($3,812,500), the value of which shall be deducted from the total value of the 2017 Long

Charles W. Scharf

July 13, 2017

Term Component (as defined below) (the “Additional Component of the Initial PSU Award”). You shall be entitled to receive the Initial PSU Award provided that, as of the Effective Date, you are employed by the Bank. The Initial PSU Award will be earned based on the performance criteria previously established by the HRCC for the 2017 to 2019 plan year with respect to the PSUs granted to Executive Committee members in February 2017.

2017 Incentive Opportunity and Structure

For the calendar year ending December 31, 2017, your annual target incentive award opportunity, a portion of which shall be prorated as described below, shall equal Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000), comprised of (i) a cash component, (ii) a long term incentive component; and (iii) a restricted stock unit award (collectively, the “2017 Target Incentive Opportunity”).

2017 Cash Component

The cash component of your 2017 Target Incentive Opportunity (the “2017 Cash Component”) shall account for twenty-five percent (25%) of the overall target, i.e., Three Million Eight Hundred Twelve Thousand Five Hundred Dollars ($3,812,500) and shall be prorated based on the number of days you are actively employed with the Company during 2017 calendar year. If you commence active employment on the Effective Date, such prorated target amount shall equal One Million Seven Hundred Fifty-Four Thousand Dollars ($1,754,000). The actual amount of your prorated 2017 Cash Component shall be determined based on the level of achievement of corporate and individual performance goals and criteria as established and approved by the HRCC, and shall be paid less applicable tax and payroll deductions, at the same time all other 2017 cash incentive compensation is paid to Executive Committee members and in no event later than March 15, 2018. The HRCC will consult with you in establishing the individual performance goals and criteria for the 2017 Cash Component.

2017 Long Term Incentive Component

The long term incentive component of your 2017 Target Incentive Opportunity shall account for fifty percent (50%) of the overall target, i.e., Seven Million Six Hundred Twenty Five Thousand Dollars ($7,625,000) (the “2017 Long Term Component”), less the value of the Additional Component of the Initial PSU Award, i.e., Three Million Eight Hundred Twelve Thousand Five Hundred Dollars ($3,812,500), the balance of which (i.e., Three Million Eight Hundred Twelve Thousand Five Hundred Dollars ($3,812,500)) shall be awarded to you in form of PSUs which will be granted in February 2018 when PSU awards are granted to other Executive Committee members and will be earned based on the achievement of performance goals and criteria established by the HRCC at the time of grant, in consultation with you.

2017 Restricted Stock Unit Award Component

The restricted stock unit award component of your 2017 Target Incentive Opportunity shall account for twenty-five percent (25%) of the overall target, in this case, Three Million Eight Hundred Twelve Thousand Five Hundred Dollars ($3,812,500), prorated based on the number of days you are actively employed with the Company during 2017 calendar year,

Charles W. Scharf

July 13, 2017

and shall be awarded to you in the form of the Company’s restricted stock units (“RSUs”). If you commence active employment on the Effective Date, such prorated target amount shall equal One Million Seven Hundred Fifty-Four Thousand Dollars ($1,754,000). The number of RSUs awarded to you hereunder and the number of PSUs subject to the Initial PSU Award shall be determined by dividing the applicable target amount by $47.74, which is the value of BNY Mellon’s average closing share prices over the 25 trading days from May 12, 2017 to June 16, 2017 and shall be granted to you on the Effective Date, provided that as of such date, you are employed by the Bank. The RSUs will vest in three equal installments on the first, second and third anniversaries, respectively, of February 15, 2018.

2018 Incentive Opportunity

For the calendar year ending December 31, 2018, your annual target incentive award opportunity shall equal Fifteen Million Two Hundred Fifty Thousand Dollars ($15,250,000). The actual amount of your 2018 incentive award, including the form of incentive, shall be determined by the HRCC based on the achievement of performance goals and criteria. The HRCC will consult with you in establishing the individual and corporate performance goals and criteria for your 2018 incentive award. Beginning with the calendar year ending December 31, 2019, your annual target incentive award opportunity shall be reviewed annually by the HRCC.

Incentive Award Terms and Conditions

Incentive awards are granted pursuant to the Company’s Executive Incentive Compensation Plan, which incorporates the BNY Mellon Incentive Plans General Terms and Conditions (together with any successor plan, the “EICP”) and BNY Mellon’s Long Term Incentive Plan (the “LTIP”). Any awards paid to you shall also be subject to appropriate tax withholding. The PSU and RSU awards will be subject to the terms of this letter agreement and the applicable award agreements and the LTIP applicable at the time such award is granted, which collectively include, among other things, the requirements you must meet in order for the award to vest.

You should read the EICP, the LTIP and the BNY Mellon Incentive Plans General Terms and Conditions carefully as they contain, among other things, the requirements you must meet to become eligible to receive incentive and equity awards, as applicable, in addition to the timing and form of payment as well as information regarding the Bank’s right to defer all or a part of a cash award.

In the event of a conflict between the terms and conditions of this letter agreement and the EICP, LTIP, the BNY Mellon Incentive Plans General Terms and Conditions, or the award agreements for the PSU and RSU awards, as applicable, the terms and conditions of this letter agreement shall govern, notwithstanding anything to the contrary in the EICP, the LTIP, the BNY Mellon Incentive Plans General Terms and Conditions or any such award agreement.

Charles W. Scharf

July 13, 2017

Benefits

Enclosed is a summary of benefit coverage for which you are currently eligible. During your employment with the Bank, you will be eligible to participate in the benefit and perquisite plans and programs provided to similarly situated Executive Committee members of the Bank from time to time. For purposes of eligibility to participate in the Company’s post-employment healthcare benefits, you will be credited with three additional years of service effective as of the third anniversary of the Effective Date.

You will be entitled to use the Company’s corporate aircraft for business and personal use in accordance with the terms of the Company’s Use of Corporate Aircraft Policy as in effect on the Effective Date, and as may be amended by the Company from time to time.

In addition, you will be provided with a driver (who may be an individual selected by you and hired pursuant to the Company’s customary hiring practices), and a car for business and personal use, provided that you will be required to reimburse the Bank for expenses reasonably attributable to your personal use in accordance with the Bank’s policy applicable to similarly situated Executive Committee members of the Bank from time to time.

Severance

The Company maintains an Executive Severance Plan (together with its amendments and successor plans, the “Severance Plan”) for members of the Executive Committee. You will be appointed as a participant in the Severance Plan by the HRCC, which appointment shall become effective upon your commencement of active employment with the Bank on the Effective Date. A copy of the Severance Plan is attached. In the event of your resignation from employment with the Bank for Good Reason1 due to the occurrence of an event described in footnote one giving rise to Good Reason during the period commencing on and including the Effective Date and ending on and including January 1, 2018 (the “Protected Period”) : (i) you shall be entitled to receive the benefits available to you under Section 3(a) of the Severance Plan, as then in effect, as if your employment was terminated by the Company other than for Cause (as defined in the Severance Plan); and (ii) your resignation shall be treated as a termination providing transition/separation pay for purposes of Section 3.2(c) of the award agreement governing each equity award granted to you. In addition, if you experience a Qualifying Termination (as defined under the Severance Plan) prior to your attainment of age 55, or a resignation for Good Reason (as defined in this paragraph) due to the occurrence of an event described in footnote one giving rise to Good Reason during the Protected Period, any PSUs awarded to you pursuant to the Initial PSU Award, shall be treated as if you have attained the age of 55 in accordance with Section 3.2(c)(ii) of the Initial PSU Award agreement for vesting purposes.

[1]	For purposes of this offer letter only, the term “Good Reason” shall mean the occurrence during the Protected Period of: (i) a material breach by the Company of the terms of this offer letter; (ii) your involuntary removal as a member of the Board (other than in connection with the termination of your employment by the Bank for “Cause” (as defined in the Severance Plan)); or (iii) provided you remain employed with the Bank on January 1, 2018, the failure by the Company to appoint you on January 1, 2018 as Chairman of the Board. The notice and cure provisions set forth in Section 2(k) of the Severance Plan shall apply to provisions (i) and (iii) of the preceding sentence.

Charles W. Scharf

July 13, 2017

Stock Ownership and Retention Guidelines Applicable to Executive Committee Members

As a member of the Executive Committee, you also will be covered under the Company’s stock ownership and retention guidelines. The stock ownership guidelines generally require that you own an amount of stock valued at six (6) times your base salary (plus, for administrative purposes, an additional amount of stock equal to your base salary). You will have five years to attain your stock ownership guideline and will be prohibited from selling or transferring Company stock to a third party until you do so. The stock retention guideline includes the requirement that you retain 50% of the net after-tax shares from Company equity awards until you attain the age of 60. Our Human Resources Department will provide you with additional information about the stock ownership and retention guidelines after you commence employment.

Potential Impact of Legal/Regulatory Requirements

If any payment or other obligation under this letter agreement or any agreement or applicable benefit or incentive or commission plan is in conflict with any applicable legal or regulatory requirement, the Company may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent the Company deems necessary or appropriate, in its sole discretion, to effect such compliance, provided that the Company shall use good faith efforts to preserve in all material respects the total economic value of the compensation opportunities and other rights provided to you in this letter agreement. Further, each of the Incentive Plans Terms and Conditions, and the individual equity award agreements(s) contain clawback and forfeiture provisions that give the Company the right to cancel and/or require the repayment of the awards under specified circumstances.

Covered Employees

The Federal Reserve Board (“FRB”) has issued “Guidance on Sound Incentive Compensation Policies” to help ensure incentive compensation policies of regulated institutions do not encourage imprudent risk-taking and are consistent with the safety and soundness of the institution. Your position will be considered that of a “Covered Employee” under the FRB’s Guidance. The forfeiture, clawback, risk adjustment or other similar provisions of your awards will be consistent with those applicable to other similarly situated Covered Employees of the Bank. Our Human Resources Department will provide you with additional information about the FRB’s Guidance after you commence employment.

Section 16 Employees

You will be designated by the Company’s Board as an “executive officer” subject to Section 16 of the Securities Exchange Act of 1934 and Regulation O of the Federal Reserve Act. You will be subject to the entirety of the Company’s Policy on Trading in Company Securities by Corporate Insiders as well as our policy concerning Regulation O officers (see attached policies). Our Corporate Secretary’s Office will provide you with further information regarding this designation after you commence employment.

Charles W. Scharf

July 13, 2017

Section 409A

The provisions of this letter are intended to comply with or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be interpreted and administered consistently with such intent. All reimbursements under this letter agreement that constitute nonqualified deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (1) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred; (2) the amount of reimbursement payments that Bank is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Bank is obligated to pay in any other calendar year; and (3) your right to have the Bank pay such reimbursements may not be liquidated or exchanged for any other benefit. If you are considered a “specified employee” for purposes of Section 409A, any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter agreement during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be paid or provided (or will commence being paid or provided, as applicable) to you on the earlier of the date that is six (6) months after your separation from service, to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A, and your death. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter agreement shall be treated as a separate payment of compensation. To the extent required to avoid taxes and penalties under Section 409A, all payments to be made upon a termination of employment under this letter agreement shall be made upon a “separation from service” under Section 409A.

Pre-Employment Actions

Please be advised of the following requirements and obligations related to your accepting this offer of employment with the Bank:

Non-Solicitation Obligations

You will be required to execute the enclosed Confidentiality, Notice and Non-Solicitation Obligations Agreement (“Non-Solicitation Agreement”). We recommend that you review this agreement with an attorney. Please sign and return the original on or before the Effective Date.

BNY Mellon Personal Securities Trading Policy

Enclosed is a copy of the BNY Mellon Personal Securities Trading Policy. When reviewing this policy, please be aware that your position is classified as an “Insider Risk Employee.” Further, all U.S. based employees are required to maintain brokerage accounts only at specific broker-dealers that have been approved by the Company. This includes accounts owned by you both directly and indirectly. A current list of approved broker-dealers is enclosed; however, the Company shall work with you to seek approvals where necessary

Charles W. Scharf

July 13, 2017

so that you may maintain all accounts owned by you directly or indirectly as of the Effective Date, provided that such arrangement is permissible under applicable law and regulation.

The Volcker Rule and Covered Funds

The Volcker Rule places restrictions on BNY Mellon and its employees, including their immediate family members (see definition of immediate family member below) from investing or retaining ownership in Covered Funds that BNY Mellon sponsors, unless the employee directly provided qualified services to the Covered Fund at the time of investment. Generally, Covered Funds under the Volcker Rule fall into three categories:

•	Hedge Funds, Private Equity Funds and the Venture Capital Funds—these are funds that avoid mutual fund registration under Section 3(c)(1) or 3(c)(7) of the U.S. Investment Company Act because they are offered privately (i.e. not registered) and either owned by qualified investors or by 100 or fewer accredited investors

•	Foreign Equivalent Funds—these are funds organized and offered outside of the U.S. that would be the foreign equivalent of the above funds (i.e. not registered or publicly offered).

•	Commodity Pools—these are funds unregistered and exempt under Commodity Futures Trading Commission regulation.

As an employee of the Company if you did not provide qualified services to a Covered Fund that BNY Mellon sponsors at the time of investment, you will be required to liquidate the investment (both of the employee and any immediate family members). Qualified services mean those who provide investment advice or investment management services to the fund or who provide services that enable the provision of investment advice or investment management, such as oversight and risk management, deal origination, due diligence, administrative or other support services.

The phrase “immediate family members” includes an applicant’s spouse, domestic partner and un-emancipated children (including stepchildren, foster children, sons-in-law or daughters-in-law), whether or not they live in the same household as the employee. In addition, “immediate family members” also includes the following relatives who are living within the same household as the applicant: children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters). You should also be aware that other holdings of Covered Funds over which you have indirect ownership or control will generally be attributed to them.

Starting at BNY Mellon

According to federal law, you must be prepared to produce documents on your first day of employment to prove your identity and employment eligibility in the United States. A list of acceptable documents is enclosed. If you are unable to produce the required documentation within three (3) business days of your start date, your employment cannot continue.

Charles W. Scharf

July 13, 2017

Additional Information

New York State law requires that additional information regarding your pay be given to you as part of your offer of employment. Please review the enclosed materials carefully.

While we have every expectation that you will have a successful career with us, your employment with the Bank, its subsidiaries, affiliates, successors, related companies and assigns is “at will,” and the employment relationship may be terminated at any time by you or the Bank with or without cause. Accordingly, nothing in this offer letter should be construed as creating a contract of employment for a specified period of time. Except as set forth herein, all compensation, benefits, and other terms of employment are subject to change from time to time as the Bank or the Company may determine in its sole discretion. Please note that this offer letter supersedes any and all prior or contemporaneous offers, agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter agreement or your employment with the Bank.

This offer is contingent upon your eligibility to work in the United States. This offer is also contingent upon the representation that you are not subject or party to any agreement, understanding or undertaking, including with any prior employer, that would prevent or restrict you from performing your duties with the Bank and the Company or working with or on behalf of any Bank or Company customers; or would constitute a conflict of interest or be in violation of the BNY Mellon Code of Conduct. Finally, this offer is contingent upon your execution and return of the Non-Solicitation Agreement on or prior to your first day of employment with the Bank.

This letter agreement is governed by the laws of the State of New York, without regard to its conflict of law provisions. This letter agreement shall be binding on all successors and assigns of the Company.

Charles W. Scharf

July 13, 2017

To accept this offer, please sign and date this letter agreement and return it to Monique Herena, our Chief Human Resources Officer, at 225 Liberty Street, New York, NY 10286 on or before 5:00 pm EDT on Sunday, July 16, 2017.

Charlie, we look forward to your leadership.

Sincerely yours,

/s/ Joseph J. Echevarria	/s/ Edward P. Garden
Joseph J. Echevarria Lead Independent Director Chair, Audit Committee	Edward P. Garden Chair, Human Resources and Compensation Committee

Charles W. Scharf

July 13, 2017

AGREED TO AND ACCEPTED:

/s/ Charles W. Scharf
Charles W. Scharf

Date: July 13, 2017